Exhibit 99.1

   AEP Industries Inc. Announces Tender Offer and Consent Solicitation for Any and All of Its 9.875% Senior Subordinated Notes Due 2007

    SOUTH HACKENSACK, N.J., Feb. 17 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today that it has commenced an offer to purchase for cash any and all of its outstanding $200 million aggregate principal amount of 9.875% Senior Subordinated Notes due 2007 (the "Notes") (CUSIP No. 001031AC7). The Notes were issued on November 19, 1997. In conjunction with the tender offer, the Company is soliciting consents to amendments to the indenture governing the Notes that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.

    The tender offer will expire at 12:00 midnight, New York City Time, on March 17, 2005, unless extended or earlier terminated by the Company. Holders of the Notes cannot tender their Notes without delivering their consents to the amendments and cannot deliver consents without tendering the Notes. Tenders of Notes may be withdrawn at any time on or prior to 12:00 midnight on March 3, 2005, unless such withdrawal deadline is extended by the Company.

    The total consideration for each $1,000 principal amount of Notes will be $1,021.80. The total consideration includes a consent payment of $20 per $1,000 principal amount of Notes that will be payable to holders who validly tender their Notes prior to the consent payment deadline, which is 12:00 midnight, New York City time, on March 3, 2005, unless such consent payment deadline is extended by the Company. Holders who validly tender Notes after the consent payment deadline but prior to the expiration date will be entitled to receive $1,001.80 for each $1,000 principal amount of Notes, which is equal to the total consideration less the consent payment. In either case, tendering holders will receive accrued and unpaid interest from the most recent interest payment date to, but not including, the date of payment for the tender offer.

    The Company has engaged Merrill Lynch & Co. to act as the exclusive dealer manager and consent solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Merrill Lynch & Co. at (212) 449-4914 (call collect) or (888) ML4-TNDR (toll-free). The terms and conditions of the tender offer and the consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated February 17, 2005.

    Any questions or requests for assistance or for copies of documents may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer and the consent solicitation, at (212) 269-5500 or (800) 714-3313 (toll-free). The Depositary for the tender offer and the consent solicitation is The Bank of New York, which can be reached at (212) 815-3750.

    This press release is for informational purposes only and is not an offer to purchase or a solicitation of acceptance of the offer to purchase with respect to any Notes. That offer or solicitation may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement dated February 17, 2005 and related Letter of Transmittal and Consent.

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    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             02/17/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com /